Exhibit 99.1
SOLUTIA LOGO

Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Paul J. Berra III (314) 674-5325 Investors: Susannah Livingston (314) 674-8914

Solutia Poised to Emerge from Bankruptcy After Reaching Settlement with All Major Constituents in Chapter 11 Case

•	Settlement Forms Basis for Consensual Plan of Reorganization
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Supported by Ad Hoc Committee of Solutia Noteholders, Official Committee of Equity Security Holders, Official Committee of Unsecured Creditors, Monsanto Company, Pharmacia Corporation, Official Committee of Retirees, and Ad Hoc Committee of Trade Creditors

•	Resolves Pending Litigation and Objections
•	Maintains Key Benefits of Original Plan of Reorganization for Solutia, Including Relief from Legacy Liabilities

ST. LOUIS – September 26, 2007 -- Solutia Inc. (OTCBB: SOLUQ), a leading manufacturer and provider of high-performance specialty materials and chemicals, today announced it has secured the support of all of the major constituents in its Chapter 11 cases for a consensual plan of reorganization.

“I am extremely pleased to announce today that we have reached a comprehensive settlement with all of the major constituents in our bankruptcy case that will form the basis for a revised consensual plan of reorganization that will be filed within the next few days,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc. “The revised plan will position Solutia to emerge from bankruptcy by the end of this year as a financially healthy organization well-positioned to create significant value for its stakeholders.”

“The revised plan will provide for $250 million of new investment in reorganized Solutia through a backstopped rights offering to certain creditors, as well as a reallocation of the legacy liabilities that Solutia assumed when it was spun off.  Importantly, it also will provide for a resolution of all the litigation between the settling parties including a potential appeal by our noteholders, the adversary proceeding filed by our current equity holders against Monsanto and Pharmacia, and related objections to the Monsanto and Pharmacia claims.”

The settlement and revised plan is supported by the Ad Hoc Committee of Solutia Noteholders (the “noteholders”), the Official Committee of Equity Security Holders (the “equity security holders”), the Official Committee of Unsecured Creditors (the “general unsecured creditors”), Monsanto Company (NYSE: MON) (“Monsanto”), Pharmacia Corporation (“Pharmacia”), the Official Committee of Retirees (the “retirees”), and the Ad Hoc Committee of Trade Creditors (the “ad hoc trade creditors”).  As part of the settlement, the following parties executed agreements earlier this month in support of the settlement and revised plan of reorganization: Monsanto, noteholders controlling at least $300.1 million in principal amount of the 2027/2037 notes, the official committee of general unsecured creditors, the official committee of equity security holders, the ad hoc trade committee, and Solutia. The support agreements became effective on September 6, 2007.

Solutia will update its disclosure statement and plan of reorganization to reflect the terms of the settlement, and anticipates filing these documents with the U.S. Bankruptcy Court for the Southern District of New York promptly.  An October 10, 2007 court date has been set seeking approval of the disclosure statement.  Once approved, the disclosure statement will be sent to Solutia’s creditors and equity interest holders for voting purposes.  Following the voting process, the court will hold a hearing to approve or “confirm” the plan.

“Since beginning the chapter 11 process, we have concentrated on the implementation of a reorganization strategy focused on enhancing our financial and operating performance, changing our portfolio so that it consists of high potential businesses, and achieving a reallocation of legacy liabilities.  I am pleased to say that the men and women of Solutia have been very successful in executing this strategy and, as a result, we are able to provide enhanced recoveries for all creditor constituencies, including current equity holders” added Quinn.  “The revised plan also situates us well to deliver the fourth component of our strategy for rehabilitating our company - exiting bankruptcy with a competitive capital structure.”

    James M. Sullivan, chief financial officer of Solutia, noted, “Despite the recent turbulence in the debt capital markets, I am confident that Solutia will be able to secure the necessary exit financing package to consummate the revised plan.  We have improved our earnings, reduced our risk profile, gained the infusion of new money investment through the rights offering, and will propose a capital structure with moderate leverage.  We are moving forward in earnest with the exit financing process and plan to put financing in place consistent with our emergence timeframe.”

Major Terms Underlying Settlement and Consensual Plan of Reorganization

$250 Million of New Investment

The revised plan will provide for $250 million of new investment in reorganized Solutia.  This investment will be in the form of a rights offering to the noteholders and general unsecured creditors, who will be given the opportunity to purchase shares of the new common stock on a pro rata basis at a 33.3% discount to the implied equity value.  The rights offering will be backstopped by a group of Solutia’s creditors (i.e. they will purchase any shares not bought by other creditors).  For this commitment they will receive a fee of 2.50% and an allocation of 15% of the rights offering.

The $250 million generated as a result of the rights offering will be used as follows: $175 million will be set aside in a Voluntary Employees’ Beneficiary Association (VEBA) Retiree Trust to fund the retiree welfare benefits for those pre-spin retirees whom receive these benefits from Solutia; and $75 million will be used by Solutia to pay for other legacy liabilities being retained by the company.

Relief from Tort Litigation and Environmental Remediation Liabilities

Consistent with Solutia and Monsanto’s prior agreement, the settlement provides that Monsanto will take on financial responsibilities in the areas of tort litigation and environmental remediation.

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Monsanto will be financially responsible for all current and future tort litigation costs arising from Pharmacia’s chemical business prior to the Solutia spinoff.  This includes litigation arising from exposure to PCBs and other chemicals.

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Monsanto will accept financial responsibility for environmental remediation and clean-up obligations at all sites for which Solutia was required to assume responsibility at the spinoff but which were never owned or operated by Solutia.  Solutia will remain responsible for the environmental liabilities at sites that it presently owns or operates.

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Solutia and Monsanto will share financial responsibility with respect to two sites.  Under this cost-sharing arrangement the first $50 million of post-emergence remediation and cleanup costs will be funded by the proceeds of the rights offering described above.  Upon emergence, Solutia would be responsible for the funding of these sites up to an agreed upon amount. Thereafter, if needed, Monsanto and Solutia would share responsibility equally.

Current Equity Holders New Common Stock Purchase Option

Under the revised plan, in addition to the consideration described below, current equity holders that own at least a specified number of shares of Solutia common stock will receive rights to purchase, at the time of the company’s emergence from bankruptcy, a pro rata share of up to 17% of the new common stock for $175 million which is at a discount from the implied equity value under the revised plan. The proceeds from the sale of this equity will fund a cash payment to Monsanto of up to $175 million.  Any portion of the 17% of the new common stock that is not purchased by current equity holders will be distributed to Monsanto under the revised plan.

Settlement of Litigation and Claims Objection

Each of the settling parties has agreed to stay all pending litigation relating to Solutia’s chapter 11 cases until the effective date of the plan, at which time this litigation will be dismissed.  This includes objections to the disclosure statement and plan of reorganization filed by the noteholders and the equity security holders, the adversary proceeding filed by the equity security holders against Monsanto and Pharmacia, objections to the claims filed in the case by Monsanto and Pharmacia, and the noteholders’ appeal of the decision in the litigation related to the secured or unsecured nature of their claims.

Composition of Board of Directors

Under the revised plan, reorganized Solutia’s Board of Directors will be comprised of nine members, including: Jeffry N. Quinn, Solutia’s chairman, president and chief executive officer; J. Patrick Mulcahy, a current director of Solutia; one director designated by each of Monsanto, the general unsecured creditors and the noteholders; and four directors designated by a five-person search committee consisting of Mr. Quinn, two representatives from the noteholders and one representative each from the general unsecured creditors and the ad hoc trade creditors.  Solutia has engaged the services of Spencer Stuart, a global search firm, to begin the process of helping identify and recommend highly qualified board candidates.

Anticipated Creditor Recoveries and Equity Ownership

Assuming full subscription to the rights offering by the participating parties (including the backstop parties), a full exercise of the new common stock purchase option, and an estimated general unsecured claims pool of $342 million, the following creditors and equity security holders will receive the following distributions.

•	General Unsecured Creditors will receive their pro rata share of 31.4% of the new common stock, resulting in a recovery of 80.6 cents on the dollar.

•	Noteholders will receive their pro rata share of 43.8% of the new common stock, resulting in a recovery of 88.4 cents on the dollar.

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Monsanto will receive up to $175 million in cash.  Any shares of new common stock not purchased by current equity holders pursuant to the new common stock purchase option will be distributed to Monsanto and the cash distribution reduced accordingly.

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Equity Security Holders will receive their pro rate share of 1% of the new common stock and pursuant to the new common stock purchase option described above, holders that own at least a specified number of shares of Solutia common stock will receive rights to purchase a pro rata share of up to 17% of the new common stock.

Assuming the new common stock purchase option is fully exercised, current equity security holders will own up to 18% of the new common stock.

Additionally, current equity security holders will have the following rights:  i) holders who own at least a specified number of shares of Solutia common stock will receive their pro rata share of five-year warrants to purchase 7.5% of the common stock; and ii) holders who own at least a specified number of shares of Solutia common stock will receive the right to participate in a buy out for cash of  general unsecured claims of less than $100,000 for an amount equal to 52.35% of the allowed amount of such claims, subject to election of each general unsecured creditor to sell their claim.

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Retirees will receive the benefits provided for under the terms of the settlement between Solutia and its retirees, which was previously announced and is not being altered by the settlement announced today.  In accordance with that settlement, the retirees, as a class, will receive 2% of the new common stock.  This stock will be deposited into a VEBA trust that will be used to pay retiree welfare benefits.  This is in addition to the $175 million from the rights offering that will also be deposited into the VEBA trust.

•	Backstop Parties (the backstoppers of the rights offering) will own 4.7% of the new common stock.

General Plan Assumptions

Solutia will be an independent, publicly traded company listed on a national exchange.  The enterprise value of reorganized Solutia is currently estimated to be approximately $2.85 billion, with corresponding implied reorganization equity value of approximately $1.2 billion. In total, 59.75 million common shares will be issued and allocated upon emergence, exclusive of an anticipated management incentive plan to be approved as part of the revised plan of reorganization.

“This settlement is the result of difficult negotiations that lead to compromise.  A tremendous amount of hard work by all of the various constituents has gone into this reorganization process and I want to thank everyone who has been involved,” stated Quinn.

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Forward Looking Statements

    This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in Solutia’s most recent Annual Report on Form 10-K, under “Cautionary Statement About Forward Looking Statements,” Solutia’s quarterly reports on Form 10-Q, and in filings with the U.S. Bankruptcy Court in connection with the Chapter 11 case of Solutia Inc. and 14 of its U.S. subsidiaries. These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  The bankruptcy court filings can be accessed by visiting www.trumbullgroup.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile

Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day.  Solutia is a world leader in performance films for laminated safety glass and after-market applications; chemicals for the rubber industry; specialties such as heat transfer fluids and aviation hydraulic fluid; and an integrated family of nylon products including high-performance polymers and fibers.
Solutia ... Solutions for a Better Life.

Source: Solutia Inc.

St. Louis

9/26/07

MW